NEWS RELEASE

Enbridge Reports Record Quarterly Results and Reaffirms 2025 Financial Guidance, Illustrating Its Industry Leading, Resilient Business Model

CALGARY, AB, May 9, 2025 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2025 financial results, reaffirmed its 2025 financial guidance and provided a quarterly business update.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•First quarter GAAP earnings of $2.3 billion or $1.04 per common share, compared with GAAP earnings of $1.4 billion or $0.67 per common share in 2024
•Adjusted earnings* of $2.2 billion or $1.03 per common share*, compared with $2.0 billion or $0.92 per common share in 2024
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $5.8 billion, an increase of 18%, compared with $5.0 billion in 2024
•Cash provided by operating activities of $3.1 billion, compared with $3.2 billion in 2024
•Distributable cash flow (DCF)* of $3.8 billion, an increase of 9%, compared with $3.5 billion in 2024
•Reaffirmed 2025 full year financial guidance and multi-year financial outlook
•Sanctioned up to $2.0 billion of Mainline capital investment through 2028 to further reliability and maximize existing throughput given continuing demands on the system
•Launched a binding open season on Flanagan South Pipeline (FSP) supporting Mainline Optimization Phase 1 which adds 150 kbpd of capacity
•Announced definitive agreement to acquire a 10% equity interest in the operating Matterhorn Express Pipeline (MXP), a 2.5 bcf/d natural gas pipeline connecting growing Permian supply to Katy, Texas, for US$0.3 billion of cash consideration
•Sanctioned construction of the Traverse Pipeline alongside Whitewater Midstream (Whitewater), MPLX LP (MPLX), and Targa Resources (Targa) to provide natural gas transportation service between Katy and Agua Dulce in the U.S. Gulf Coast
•Sanctioned the $0.4 billion Birch Grove expansion of T-North Pipeline in British Columbia to serve growing egress needs out of the Montney basin
•Sanctioned a US$0.1 billion expansion of the T15 project at Enbridge Gas North Carolina, doubling capacity of the original natural gas generation related project

CEO COMMENT
Greg Ebel, President and CEO commented the following:

“Despite the unique challenges that 2025 has presented, Enbridge is operating from a position of strength and stability and will continue to deliver safe, reliable, and affordable energy to our customers throughout North America and beyond. This can be seen in our very solid first quarter results. Strong utilization across our asset base underpinned record financial results and sets us up to meet or exceed our financial guidance for the 20th consecutive year.

“In Liquids, the Mainline was apportioned the entire quarter, delivering a first quarter record of 3.2 million barrels per day, and illustrating its critical role in the transportation of oil to key demand centers. The continued need for efficient, reliable service underpins the sanctioning of up to $2 billion of Mainline capital investment. In addition, the growth outlook in the economically advantaged Western Canadian Sedimentary Basin (WCSB) remains strong with approximately 1 million incremental barrels per day expected to come onstream by 2035. We are actively progressing the first phase of the Mainline Optimization, and we look forward to working with our customers, the Government of Alberta, and other stakeholders to support future phased growth. In the U.S., the Permian will continue to provide low-cost supply to North America and beyond. We achieved record quarterly export volumes at Enbridge Ingleside Export Center (EIEC) and are on track to place its Phase VII storage expansion into service in 2025.

“In Gas Transmission, we have made two exciting announcements, demonstrating progress towards the $23 billion of opportunities we highlighted at Investor Day. Through our interest in the Whistler Parent JV, we sanctioned the 1.75 bcf/d Traverse Pipeline which will connect Agua Dulce to Katy, Texas providing market optionality for our customers. We also signed an agreement to acquire a 10% equity interest in Matterhorn Express Pipeline, a 2.5 bcf/d natural gas pipeline connecting Permian supply to Katy, Texas. These investments are complementary to each other and the existing Whistler Parent JV assets.

“In Gas Distribution, we recently filed rate cases in both North Carolina and Utah. We have strong relationships with our regulators and communities, and target outcomes that prioritize safety and preserve customer affordability while delivering competitive and predictable shareholder returns. We anticipate that constructive regulatory outcomes will continue to inform our capital allocation plans.

“In Renewable Power, the 130 MW Orange Grove solar project entered service on time and on budget, and we are on track to place the first phase of Sequoia into service by the end of the year. These two solar projects are both located in Texas and are contracted under long-term PPA's with blue-chip customers.

“Looking ahead, we will remain focused on our strategic priorities. We don’t expect tariffs to have a material impact on our current operations or deployment of capital. We have secured approximately $3 billion of capital so far this year and increased our secured backlog to $28 billion, all of which is focused on accretive, low risk projects which extend our growth outlook through the end of the decade.

“Our disciplined approach to capital allocation is designed to support a strong balance sheet, annual investment capacity of $9 to $10 billion and sustainable return of capital to shareholders. This discipline, coupled with our low-risk business model and diversification, uniquely positions us to meet growing energy demand.

“More broadly, North America is in a unique position to strengthen its economy, raise the standard of living and create jobs. We look forward to working with the newly elected Canadian government to grow the conventional and unconventional energy sector, diversify the country's export markets and improve competitiveness, permitting timelines and prosperity. In the United States, we continue engaging with policy makers and regulators to advocate for new energy infrastructure that will support domestic needs in the United States, the powerful energy partnership between Canada and the U.S., and energy demand globally through growing exports.

“Enbridge intends to continue to be the first-choice partner with all its stakeholders, reliably operate and grow its business and deliver stable and predictable returns to investors. At Enbridge, tomorrow is on!”

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended March 31, 2025 and 2024 are summarized in the table below:

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	2,261	1,419
GAAP Earnings per common share	1.04	0.67
Cash provided by operating activities	3,052	3,151
Adjusted EBITDA[1]	5,828	4,954
Adjusted Earnings[1]	2,242	1,955
Adjusted Earnings per common share[1]	1.03	0.92
Distributable Cash Flow[1]	3,777	3,463
Weighted average common shares outstanding	2,179	2,126
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the first quarter of 2025 increased by $0.8 billion, or $0.37 per share, compared with the same period in 2024. This increase was primarily due to non-cash, unrealized changes in the value of derivative financial instruments used to manage foreign exchange, interest rate and commodity price risks and the absence in 2025 of severance costs from workforce reductions in February 2024. In addition, the quarterly operating performance factors discussed below contributed to higher earnings, compared to the first quarter of 2024.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for Q1 2025 filed in conjunction with the quarter-end financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the first quarter of 2025 increased by $874 million compared with the same period in 2024. This was due primarily to contributions from the US gas utility acquisitions (the Acquisitions), higher Mainline throughput and system tolls from annual escalators, rate settlements and favorable contracting on U.S. Gas Transmission assets, colder weather and higher distribution charges from increases in rates and customer base at Enbridge Gas Ontario, and the effect of translating U.S. dollar EBITDA at a higher average exchange rate in 2025, as compared to 2024. These factors were partially offset by the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024, lower volumes on Flanagan South Pipeline and Express-Platte, as well as lower wind resources in Europe.

Adjusted earnings in the first quarter of 2025 increased by $0.3 billion, or $0.11 per share, compared with the same period in 2024, due to EBITDA factors discussed above, partially offset by higher financing costs and depreciation expense from the Acquisitions and capital investments as well as higher taxes on higher earnings. The impact of translating U.S. dollar depreciation, interest expense and income taxes offsets the effect of translating U.S. dollar EBITDA at higher average exchange rates between periods.

DCF for the first quarter of 2025 increased by $0.3 billion compared with the same period in 2024, primarily due to EBITDA factors discussed above, partially offset by higher financing costs and maintenance capital from the Acquisitions and capital investments as well as higher taxes on higher earnings. The impact of translating U.S. dollar interest expense, maintenance capital and current income taxes partially offsets the effect of translating U.S. dollar EBITDA at higher average exchange rates between periods.

Per share metrics in 2025, relative to 2024, are impacted by the at-the-market (ATM) issuances of common shares in the second quarter of 2024 as part of the pre-funding plan for the Acquisitions.

Detailed financial information and analysis can be found below under First Quarter 2025 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2025 financial guidance for adjusted EBITDA between $19.4 billion and $20.0 billion and DCF per share between $5.50 and $5.90.

The Company also reaffirms its financial outlook presented at its Investor Day on March 4, 2025;
•2023 to 2026 near-term growth of 7-9% for adjusted EBITDA, 4-6% for adjusted earnings per share (EPS) and approximately 3% for DCF per share; and
•Post 2026; adjusted EBITDA, EPS and DCF per share are all expected to grow by approximately 5% annually.

FINANCING UPDATE

On February 19, 2025, Enbridge issued $2.8 billion of senior notes consisting of $700 million of 3-year notes, $800 million of 5-year notes, $700 million of 10-year notes, and $600 million of 30-year notes. Proceeds from these offerings were used to pay down existing indebtedness, fund capital expenditures, and for general corporate purposes.

The Company's rolling 12 month Debt-to-EBITDA metric at the end of the quarter was 4.9x (which includes partial year EBITDA from the Acquisitions in 2024). As of March 31, 2025, debt is translated at the period end rate of $1.44 USD/CAD and EBITDA is translated at the trailing 12 month average rate of $1.39 USD/CAD. Enbridge expects annualized EBITDA contributions from the Acquisitions to strengthen its Debt-to-EBITDA metric towards the midpoint of its 4.5-5.0x target range throughout 2025.

SECURED GROWTH PROJECT EXECUTION UPDATE

Enbridge added $3 billion of projects to its secured growth backlog this quarter:

•Mainline Capital Investment; up to $2 billion
•Birch Grove expansion of T-North; $0.4 billion
•T15 expansion; US$0.1 billion

Enbridge recently placed the Orange Grove solar project into service, and the project has been removed from the Company's $28 billion backlog. Financing of the secured growth program is expected to be provided entirely through the Company's anticipated $9-10 billion of annual growth capital investment capacity.

FIRST QUARTER BUSINESS UPDATES

Liquids Pipelines: Mainline Capital Investment

On March 4, 2025, Enbridge announced plans to invest up to $2 billion in the Mainline through 2028. These investments will be focused on further enhancing reliability and extending useful life of the Mainline so that it continues to operate safely and at full capacity to meet strong demand for years to come.

These Mainline investments are expected to earn attractive risk-adjusted returns within the Mainline Tolling Settlement and to enter service ratably through 2028.

Liquids Pipelines: Flanagan South Open Season

The Company has launched a binding open season for long-term contracted service on Flanagan South Pipeline for 100 kbpd of incremental capacity. The contracted capacity will be available under an International Joint Tariff, with receipts in Western Canada and delivery points to the U.S Gulf Coast via the Mainline, FSP, and Seaway pipelines.

The open season is being advanced in coordination with Mainline Optimization (Phase 1) discussions and, together with 50 kbpd of existing un-contracted FSP capacity, will offer 150 kbpd of full-path capacity to serve destinations across the U.S. Gulf Coast for WCSB production growth.

Gas Transmission: Matterhorn Express Pipeline

Enbridge announced it has signed a definitive agreement to acquire a 10% non-operating equity interest in the operating Matterhorn Express natural gas pipeline for US$0.3 billion of cash consideration. MXP is a leading natural gas infrastructure asset providing 2.5 bcf/d of Permian egress to the Katy area in the U.S. Gulf Coast region. Matterhorn benefits from growing LNG and Gulf Coast demand and is fully contracted under long-term agreements with predominantly investment grade counterparties. The acquisition is strategically aligned with Enbridge's existing Permian assets.

The transaction is expected to close in the second quarter of 2025, subject to satisfaction of closing conditions.

Gas Transmission: Traverse Pipeline

On April 3, 2025, Whitewater, MPLX, and Enbridge, through the Whistler Parent JV, reached a final investment decision to move forward with the Traverse Pipeline. The Traverse Pipeline is a joint venture owned 70% by the Whistler Parent JV, 17.5% by Targa, and 12.5% by MPLX. This pipeline is designed to transport up to 1.8 bcf/d of natural gas between Agua Dulce and the Katy area in Texas. Enbridge's effective interest in Traverse Pipeline will be 13.3%.

The pipeline is backed by firm transportation agreements with investment grade counterparties and is expected to enter service in 2027 pending the receipt of customary regulatory and other approvals.

Gas Transmission: Birch Grove Expansion

On March 4, 2025, the Company announced it would proceed with a 179 mmcf/d expansion of its BC Pipeline in northern British Columbia. The Birch Grove project includes pipeline looping and ancillary station modifications, within existing rights-of-ways, which are expected to be complete in 2028. Including the previously announced Aspen Point expansion, the Birch Grove project is expected to increase the total capacity of the T-North section of the BC Pipeline to ~3.7 bcf/d.

The project is underpinned by a cost-of-service commercial model and is expected to cost $0.4 billion.

Gas Distribution: T-15 Phase 2

On March 4, 2025, Enbridge announced it had sanctioned $0.1 billion to expand the scope of T15 to install additional compression and double the capacity of the original project. The expanded T15 project is expected to deliver approximately 510 mmcf/d of natural gas to Duke Energy's Roxboro plant in North Carolina. Both phases of T15 are expected to cost an aggregate US$0.7 billion and enter service in 2027/2028.

FIRST QUARTER 2025 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,593	2,404
Gas Transmission	1,473	1,265
Gas Distribution and Storage	1,600	765
Renewable Power Generation	223	257
Eliminations and Other	40	(642)
EBITDA[1]	5,929	4,049

Earnings attributable to common shareholders	2,261	1,419

Cash provided by operating activities	3,052	3,151
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rate (C$1.44/US$) in the first quarter of 2025 when compared with the same quarter in 2024 (C$1.35/US$). A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Mainline System	1,449	1,338
Regional Oil Sands System	248	227
Gulf Coast and Mid-Continent Systems[1]	385	427
Other Systems[2]	539	468
Adjusted EBITDA[3]	2,621	2,460
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, EIEC, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Liquids Pipelines adjusted EBITDA increased $161 million compared with the first quarter of 2024, primarily related to:

•higher Mainline volumes and higher Line 9 throughput;
•higher Mainline System tolls from annual escalators, effective July 1, 2024;
•equity earnings attributable to a litigation settlement; and
•the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2025, compared to the same period in 2024; partially offset by
•lower contributions from the Gulf Coast and Mid-Continent System due to lower volumes on the Flanagan South Pipeline and Spearhead Pipeline.

Gas Transmission

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	1,171	949
Canadian Gas Transmission	167	196
Other[1]	101	129
Adjusted EBITDA[2]	1,439	1,274
1 Other consists of Tomorrow RNG, Gulf Offshore assets, our investment in DCP Midstream, and others.
2 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission adjusted EBITDA increased $165 million compared with the first quarter of 2024, primarily related to:

•the recognition of revised rates attributable to the Algonquin, TETLP and Maritimes & Northeast U.S. rate case settlements since the first quarter of 2024;
•favorable contracting on our U.S. Gas Transmission assets;
•new contributions from the TETLP Venice Extension project which entered service in late 2024;
•contributions from the acquisitions of interests in the Whistler Parent JV and DBR Pipeline in the second and fourth quarters of 2024, respectively, and
•the favorable effect of translating U.S. dollar earnings at a higher average exchange rate in 2025, compared to the same period in 2024; partially offset by
•the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024.

Gas Distribution and Storage

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Enbridge Gas Ontario[1]	869	697
U.S. Gas Utilities[1]	715	50
Other	16	18
Adjusted EBITDA[2]	1,600	765
1Enbridge Gas Inc. doing business as Enbridge Gas Ontario. U.S. Gas Utilities consist of East Ohio Gas (doing business as Enbridge Gas Ohio), Questar (doing business as Enbridge Gas Utah) and PSNC (doing business as Enbridge Gas North Carolina).
2Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Adjusted EBITDA for Enbridge Gas Ontario, Enbridge Gas Utah and Enbridge Gas North Carolina typically follows a seasonal profile. EBITDA is generally highest in the first and fourth quarters of the year. Seasonal profiles for Enbridge Gas Ontario, Enbridge Gas Utah and Enbridge Gas North Carolina reflect greater volumetric demand during the heating season and the magnitude of the seasonal adjusted EBITDA fluctuations will vary from year-to-year in Ontario reflecting the impact of colder or warmer than normal weather on distribution volumes. Enbridge Gas Ohio's earnings are largely decoupled from volumes and less impacted by weather fluctuations. Enbridge Gas Utah and Enbridge Gas North Carolina have revenue decoupling mechanisms that are not impacted by weather or gas volume variability, but revenues are shaped to align with the seasonal usage profile. Enbridge Gas Ontario revenue is affected by weather variability.

Adjusted EBITDA for the first quarter increased $835 million compared with the first quarter of 2024 primarily related to:

•full-quarter contributions from the US gas utilities including Enbridge Gas Ohio, Enbridge Gas Utah and Enbridge Gas North Carolina;
•colder weather in 2025, when compared with the normal forecast embedded in rates, which positively impacted Enbridge Gas Ontario by approximately $87 million period over period; and
•higher distribution charges resulting from increases in rates and customer base in Enbridge Gas Ontario.

When compared with the normal forecast embedded in rates, the positive impact of weather for Enbridge Gas Ontario was approximately $9 million in the first quarter of 2025 compared to a negative impact of approximately $78 million in the same period of 2024

Renewable Power Generation

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	241	279
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA decreased $38 million compared with the first quarter of 2024 primarily related to:

•weaker wind resources at European offshore wind facilities; partially offset by
•stronger wind resources at North American wind sites.

Eliminations and Other

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	131	195
Realized foreign exchange hedge settlement (loss)/gain	(204)	(19)
Adjusted EBITDA[1]	(73)	176
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA decreased $249 million compared with the first quarter of 2024 due to:

•higher realized foreign exchange loss on hedge settlements in 2025; and
•lower investment income in 2025 compared to 2024 which benefited from the pre-funding of the Acquisitions.

Distributable Cash Flow

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,621	2,460
Gas Transmission	1,439	1,274
Gas Distribution and Storage	1,600	765
Renewable Power Generation	241	279
Eliminations and Other	(73)	176
Adjusted EBITDA[1,3]	5,828	4,954
Maintenance capital	(229)	(196)
Interest expense[1]	(1,247)	(1,014)
Current income tax[1]	(390)	(263)
Distributions to noncontrolling interests[1]	(100)	(78)
Cash distributions in excess of equity earnings[1]	7	96
Preference share dividends[1]	(102)	(93)
Other receipts of cash not recognized in revenue[2]	10	28
Other non-cash adjustments	—	29
DCF[3]	3,777	3,463
Weighted average common shares outstanding[4]	2,179	2,126
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
4Includes equity pre-funding for the Acquisitions which closed in 2024.

First quarter 2025 DCF increased $314 million compared with the same period of 2024 primarily due to operational factors discussed above contributing to higher adjusted EBITDA, partially offset by:

•higher debt principal mainly attributable to the Acquisitions and higher average rates, resulting in higher interest expense;
•higher current taxes due to higher earnings;
•lower net distributions in excess of equity earnings for the quarter due to timing of litigation settlement proceeds and the absence of Alliance and Aux Sable distributions;
•higher maintenance capital from the Acquisitions; and
•the impact of translating U.S. dollar interest expense, maintenance capital and current income taxes at higher average exchange rates between periods.

Adjusted Earnings

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	5,828	4,954
Depreciation and amortization	(1,459)	(1,234)
Interest expense[2]	(1,261)	(1,013)
Income taxes[2]	(709)	(607)
Noncontrolling interests[2]	(54)	(52)
Preference share dividends	(103)	(93)
Adjusted earnings[1]	2,242	1,955
Adjusted earnings per common share[1]	1.03	0.92
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $287 million and adjusted earnings per share increased by $0.11 when compared with the first quarter in 2024 primarily due to higher adjusted EBITDA driven by operational factors discussed above, partially offset by:

•higher debt principal mainly attributable to the Acquisitions and higher average rates, resulting in higher interest expense;
•higher depreciation from assets acquired or placed into service since the first quarter of 2024;
•higher income taxes due to higher earnings; and
•the impact of translating U.S. dollar depreciation, interest expense and income taxes at higher average exchange rates between periods.

Per share metrics were negatively impacted by ATM issuances starting in the second quarter of 2024, as part of the pre-funding for the Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on May 9, 2025 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2025 first quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://events.q4inc.com/attendee/739750180. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

The Board of Directors has declared the following quarterly dividends. All dividends are payable on June 1, 2025 to shareholders of record on May 15, 2025.

Dividend per share
(Canadian dollars unless otherwise stated)
Common Shares	$0.94250
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F	$0.34613
Preference Shares, Series G1	$0.34468
Preference Shares, Series H	$0.38200
Preference Shares, Series I2	$0.32011
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.41850
Preference Shares, Series P	$0.36988
Preference Shares, Series R	$0.39463
Preference Shares, Series 1	US$0.41898
Preference Shares, Series 3	$0.33050
Preference Shares, Series 4[3]	$0.33649
Preference Shares, Series 5	US$0.41769
Preference Shares, Series 7	$0.37425
Preference Shares, Series 9	$0.35450
Preference Shares, Series 11[4]	$0.34231
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.38825
1The quarterly dividend per share paid on Preference Shares, Series G was decreased to $0.34468 from $0.37911 on March 1, 2025 due to reset on a quarterly basis.
2The quarterly dividend per share paid on Preference Shares, Series I was decreased to $0.32011 from $0.35507 on March 1, 2025 due to reset on a quarterly basis.
3The quarterly dividend per share paid on Preference Shares, Series 3 was decreased to $0.33649 from $0.37110 on March 1, 2025 due to reset on a quarterly basis.
4The quarterly dividend per share paid on Preference Shares, Series 11 was increased to $0.34231 from $0.24613 on March 1, 2025 due to reset of the annual dividend on March 1, 2025.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2025 financial guidance and near term outlook, including projected DCF per share, EPS and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; the anticipated benefits of the acquisitions of three U.S. gas utilities from Dominion Energy, Inc. (the Acquisitions) and the expected integration thereof; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquefied natural gas (LNG), renewable natural gas (RNG) and renewable energy; industry and market conditions; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of Enbridge’s businesses; financial strength, capacity and flexibility; financing costs and plans; expectations on leverage, including Debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, and customer growth, including with respect to the Mainline capital investment, the Birch Grove expansion, the Matterhorn acquisition, and the T15 expansion; expected closings, benefits, accretion and timing of transactions; government trade policies, including possible impacts of potential and announced tariffs, duties, fees, economic sanctions, or other trade measures and the timing and impact thereof; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of, demand for, export of and prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; tariffs and trade policies; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects and transactions; anticipated in-service dates; weather; the timing, terms and closing of announced and potential acquisitions, dispositions and other transactions and projects and the timing and benefits thereof; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation, interest rates and tariffs impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters and decisions; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom, including the Acquisitions; evolving government trade policies, including potential and announced tariffs, duties, fees, economic sanctions or other trade measures; operational dependence on third parties; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; access to and cost of capital; and supply of, demand for, and prices of commodities and other alternative energy, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent, and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share (EPS) and DCF per share. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings and uses EPS to assess performance of the Company.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,593	2,404
Gas Transmission	1,473	1,265
Gas Distribution and Storage	1,600	765
Renewable Power Generation	223	257
Eliminations and Other	40	(642)
EBITDA	5,929	4,049
Depreciation and amortization	(1,408)	(1,193)
Interest expense	(1,334)	(905)
Income tax expense	(697)	(386)
(Earnings)/loss attributable to noncontrolling interests	(126)	(53)
Preference share dividends	(103)	(93)
Earnings attributable to common shareholders	2,261	1,419

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,621	2,460
Gas Transmission	1,439	1,274
Gas Distribution and Storage	1,600	765
Renewable Power Generation	241	279
Eliminations and Other	(73)	176
Adjusted EBITDA	5,828	4,954
Depreciation and amortization	(1,459)	(1,234)
Interest expense	(1,261)	(1,013)
Income tax expense	(709)	(607)
Earnings attributable to noncontrolling interests	(54)	(52)
Preference share dividends	(103)	(93)
Adjusted earnings	2,242	1,955
Adjusted earnings per common share	1.03	0.92

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	5,929	4,049
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	(158)	787
Employee severance costs	—	105
Gain on debt extinguishment	(25)	—
Gain on sale of assets	(114)	—
Realized hedge loss	139	—
Other	57	13
Total adjusting items	(101)	905
Adjusted EBITDA	5,828	4,954
Depreciation and amortization	(1,408)	(1,193)
Interest expense	(1,334)	(905)
Income tax expense	(697)	(386)
Earnings attributable to noncontrolling interests	(126)	(53)
Preference share dividends	(103)	(93)
Adjusting items in respect of:
Depreciation and amortization	(51)	(41)
Interest expense	73	(108)
Income tax expense	(12)	(221)
Earnings attributable to noncontrolling interests	72	1
Adjusted earnings	2,242	1,955
Adjusted earnings per common share	1.03	0.92

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,621	2,460
Change in unrealized derivative fair value gain/(loss)	5	(35)
Other	(33)	(21)
Total adjustments	(28)	(56)
EBITDA	2,593	2,404
GAS TRANSMISSION

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,439	1,274
Change in unrealized derivative fair value gain/(loss) - Commodity prices	(61)	(17)
Gain on sale of assets	87	—
Other	8	8
Total adjustments	34	(9)
EBITDA	1,473	1,265

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,600	765
Total adjustments	—	—
EBITDA	1,600	765

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	241	279
Change in unrealized derivative fair value gain/(loss) - Commodity prices	105	(13)
Realized hedge loss	(139)	—
Gain on sale of asset	27	—
Other	(11)	(9)
Total adjustments	(18)	(22)
EBITDA	223	257

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(73)	176
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	70	(722)
Gain on debt extinguishment	25	—
Employee severance costs	—	(105)
Other	18	9
Total adjustments	113	(818)
EBITDA	40	(642)

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2025	2024
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	3,053	3,151
Adjusted for changes in operating assets and liabilities[1]	899	300
	3,952	3,451
Distributions to noncontrolling interests	(100)	(78)
Preference share dividends[2]	(102)	(93)
Maintenance capital	(229)	(196)
Significant adjusting items:
Other receipts of cash not recognized in revenue	10	28
Employee severance costs, net of tax	—	91
Distributions from equity investments in excess of cumulative earnings[2]	188	279
Other items	58	(19)
DCF	3,777	3,463
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.